Xerox Corporation
800 Long Ridge Road
P.O. Box 1600
Stamford, CT  06904-1600

Eunice M. Filter
Vice President, Treasurer
and Secretary

April 29, 1996


Dear ESOP Participant:

You have previously received the Notice of Meeting and Proxy Statement dated April 4, 1996, for the Annual Meeting of Shareholders scheduled to be held on May 16, 1996, at the Ritz-Carlton Buckhead, 3434 Peachtree
Road, NE, Atlanta, Georgia. Proposal number 3 in the Proxy Statement relates to approval of an increase in authorized shares of Common Stock of the Company which is necessary to effectuate a three for one split in the Common Stock. It has come to our attention that the Proxy Statement did not describe the relative effect of the proposed stock split on the voting rights for the Series B Convertible Preferred Stock ("ESOP Shares") held in your Employee Stock Ownership Plan ("ESOP") account. The purpose of this letter is to ensure you are fully informed.

Under the terms of the ESOP and the related ESOP Shares as originally created in 1989, certain adjustments are made automatically in the ESOP Shares to reflect splits in the Company's Common Stock. Each ESOP Share is currently convertible into one share of Common Stock. After the split each ESOP Share will be convertible into three shares of Common Stock. Therefore, the value of your ESOP holdings, as well as the protection of the minimum value of the ESOP Shares of $78.25, remains the same.

The voting rights of the ESOP Shares remain unchanged following the split. As a result, as the indirect holder of the ESOP Shares in your account, after the split you will continue to have the right to direct only one vote per ESOP Share. On the other hand, a holder of a share of Common Stock of the Company prior to the split will have three votes after the split.

Enclosed for your convenience is another copy of the Voting Instruction card which had previously been sent to you. As you know, as an ESOP participant you may direct the Trustee how to vote the ESOP shares in your account. Based upon this direction, the Trustee will vote a proportion of the ESOP Shares held in the Trust which have not been allocated as well as shares for which no instructions have been received. If you have not already returned your Voting Instructions, or if you have done so and wish to modify your vote, please fill in the card, sign and date it, then mail it in the return envelope as soon as possible to be sure it is received in time to be counted. A later dated Voting Instruction will supersede any earlier card you may have already returned.

Sincerely

/s/ Eunice M. Filter

Eunice M. Filter